Exhibit 99.1

Laboratory Corporation of America	FOR IMMEDIATE RELEASE
358 South Main Street	Contact: Stephen Anderson – (336) 436-5274
Burlington, North Carolina 27215	Company Information: www.LabCorp.com
Telephone: 336-584-5171

N. ANTHONY COLES, M.D. NAMED TO LABCORP® BOARD OF DIRECTORS

Burlington, NC, December 7, 2010 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH) today announced that N. Anthony Coles, M.D., has been elected to its Board of Directors, effective January 1, 2011.  Dr. Coles is President and CEO of Onyx Pharmaceuticals, Inc. and a member of its board of directors.

Dr. Coles is an accomplished physician and executive leader who served as President, Chief Executive Officer, and a member of the board of directors of NPS Pharmaceuticals prior to joining Onyx.  Beginning in 1996, he held a number of executive positions at Bristol-Myers Squibb Company, including Senior Vice President of Strategy and Policy; Senior Vice President of Marketing and Medical Affairs, Neuroscience/Infectious Diseases/Dermatology; Vice President, Western Area Sales Cardiovascular and Metabolic Business Unit for U.S. Primary Care; and Vice President, Cardiovascular Global Marketing. From 1992 until 1996, Dr. Coles also held a number of positions of increasing responsibility at Merck & Co., Inc, including Vice President of the Hypertension and Heart Failure Business Group.

He is a distinguished trustee and member of the Executive Committee for the Johns Hopkins University Board of Trustees, as well as a member of the board of trustees for Johns Hopkins Medicine.  Dr. Coles is also a member of the board of the Biotechnology Industry Organization (BIO), as well as a director for Campus Crest Communities, Inc., a NYSE traded company.

Dr. Coles completed his cardiology and internal medicine training at Massachusetts General Hospital and was a research fellow at Harvard Medical School. He earned his medical degree from Duke University, a master’s degree in public health from Harvard University and his undergraduate degree from Johns Hopkins University.

“We are delighted that such a prominent, well-respected health care professional and business leader has accepted our invitation to join the LabCorp Board of Directors,” said David P. King, LabCorp Chairman of the Board and Chief Executive Officer.  “Dr. Coles’ breadth of knowledge in healthcare, business strategy, operations and management will greatly benefit our Company and our shareholders.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $4.7 billion in 2009, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc. and Esoterix, Inc. and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent SEC filings.